UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2025

Air Products and Chemicals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-04534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Air Products Boulevard

Allentown, Pennsylvania 18106-5500

(Address of principal executive offices and zip code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	APD	New York Stock Exchange
1.000% Euro Notes due 2025	APD25	New York Stock Exchange
0.500% Euro Notes due 2028	APD28	New York Stock Exchange
0.800% Euro Notes due 2032	APD32	New York Stock Exchange
4.000% Euro Notes due 2035	APD35	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2025, Air Products and Chemicals, Inc. (the “Company”) announced that Eduardo F. Menezes will succeed Seifollah (“Seifi”) Ghasemi as the Company’s Chief Executive Officer effective February 7, 2025. Mr. Menezes will also join the Company’s board of directors and will serve on the board’s executive committee. In addition, the Company announced that its board of directors named Wayne T. Smith as Chairman and Dennis H. Reilley as Vice Chairman.

Mr. Menezes, age 61, previously spent more than three decades in progressively senior roles at Linde plc and Praxair, Inc. Mr. Menezes served as Executive Vice President of Linde following its acquisition of Praxair in 2018 until 2021, where he had responsibility for Europe, the Middle East and Africa, with responsibility for operations in more than 40 countries with over $8 billion in sales and 18,000 employees. Mr. Menezes previously worked for Praxair in a variety of senior executive roles, including leading Praxair’s businesses in Europe, Mexico, South America, Asia and North America. He previously served in a variety of general management and business development positions in the United States, Spain, Mexico and Brazil.

Neither Mr. Menezes nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Menezes party to any arrangement or understanding under which he was selected to serve as an officer or director.

Mr. Menezes will have an initial base salary of $1,270,000 and will have an annual incentive plan target for fiscal 2025 that is equal to 145% of his base salary, pro-rated for his partial year of service. Mr. Menezes will receive a fiscal 2025 equity incentive with an aggregate grant date fair value of $9,888,000, which will also be pro-rated for his partial year of service. The mix of equity awards will be 60% three-year performance shares and 40% restricted stock units that vest after four years of service, consistent with equity incentive awards granted to other senior executives. Mr. Menezes will participate in the Company’s Executive Separation Program and will receive health, welfare and retirement benefits that are generally available to the Company’s senior executives.

Mr. Ghasemi will receive severance and other benefits in accordance with his Amended and Restated Employment Agreement, dated May 17, 2023 (the “Employment Agreement”). The terms of the Employment Agreement were disclosed in the Company’s definitive proxy statement for its 2025 Annual Meeting of Shareholders, which was filed with the United States Securities and Exchange Commission on December 3, 2024.

A copy of the Company’s press release, dated February 4, 2025, announcing the leadership transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 4, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Date: February 4, 2025	By:	/s/ Sean D. Major
Sean D. Major
Executive Vice President,
General Counsel and Secretary